Exhibit FS.1.2

Chattanooga Gas Company

Condensed Balance Sheet – Assets

Unaudited

In millions	As of December 31, 2003
Current assets
Cash and cash equivalents	$0.4
Receivables (less allowance for uncollectible accounts of $0.4 million)	18.9
Intercompany receivables	13.0
Inventories	14.7
Other current assets	-
Total current assets	47.0
Property, plant and equipment
Property, plant and equipment	169.9
Less accumulated depreciation	55.6
Property, plant and equipment-net	114.3
Deferred debits and other assets
Other	0.4
Total deferred debits and other assets	0.4
Total assets	$161.7

Exhibit FS.1.2

Chattanooga Gas Company

Condensed Balance Sheet - Liabilities and Capitalization

Unaudited

In millions	As of December 31, 2003
Current liabilities
Accounts payable-trade	$2.1
Accrued expenses	18.5
Other current liabilities	5.4
Total current liabilities	26.0
Accumulated deferred income taxes	12.6
Long-term liabilities
Accumulated removal costs	15.8
Accrued postretirement benefit costs	1.3
Accrued pension obligations	(1.7)
Total long-term liabilities	15.4
Deferred credits
Regulatory tax liability	(2.3)
Other deferred credits	0.3
Total deferred credits	(2.0)
Capitalization
Common shareholders’ equity	109.7
Total capitalization	109.7
Total liabilities and capitalization	$161.7